Exhibit 10.41
AMENDMENT NO. 1
TO
DELAWARE EMPLOYMENT AGREEMENT

    This Amendment No. 1 to Delaware Employment Agreement (this “Amendment”) is dated as of December 14, 2021, by and between Biohaven Pharmaceutical, Inc., a Delaware corporation (the “Company”), and James Engelhart, an individual (the “Executive”).
    WHEREAS, the Company and the Executive entered into an Employment Agreement, effective as of May 5, 2017 (the “Original Employment Agreement”), pursuant to which the Company employed the Executive in the capacity as Chief Financial Officer on the terms and conditions set forth therein; and
    WHEREAS, the Biohaven Pharmaceutical Holding Company Ltd. (“Parent”) and the Executive entered into an Employment Agreement, effective as of May 2, 2016 (the “BVI Employment Agreement”), pursuant to which the Parent employed the Executive in the capacity as Chief Financial Officer on the terms and conditions set forth therein; and
    WHEREAS, the Executive has discussed with the Company that the Executive would like to advise and assist in the transition of the new CFO and the Company is amenable to such proposal and therefore the parties desire to amend the Original Employment Agreement in accordance with the terms and conditions hereinafter set forth and Executive shall not be the Chief Financial Officer of the Company and Parent as of the date hereof;
    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the undersigned parties (each a “Party” and collectively, the “Parties”) agree to amend the Original Employment Agreement as follows:
1.    The foregoing recitals are incorporated herein by reference.
2.Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Original Employment Agreement.
3.Employment and Duties. The Parties agree that Section 1 of the Original Employment Agreement shall be amended and restated in its entirety to read as follows:
1.     EMPLOYMENT AND DUTIES. As of December 15, 2021, the Company hereby employs the Executive to be its Advisor of Strategic Initiatives to assist the Company the transition of the new CFO and in strategic financial, tax, economic substance initiatives and other mutually agreeable strategic assignments as are from time to time delegated to the Executive by the Chief Executive Officer of the Company. During the Term (as defined below), the Executive agrees that he will devote time, attention and skills to these strategic initiatives (as defined below) of the Company and that he will perform such duties, responsibilities and authority in connection with the foregoing as are from time to time delegated to the Executive by the Chief Executive Officer of the Company. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of neuropsychiatric drug candidates and related technology based products.

3.    Compensation. The Original Employment Agreement Section 2 is amended as follows: (a) Base Salary shall be $452,569.92 as of the Effective Date; and (b) the Bonus Percentage for Section 2(b) shall be forty-five percent (45%).
4.    Term of Employment. Section 6 of the Original Employment Agreement is hereby replaced in its entirety as follows:
Term. The initial term of the Agreement shall commence upon execution and continue until December 31, 2022 (the “Initial Term”) and shall thereafter automatically renew for twelve (12) month periods (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides written notice of non-renewal at least thirty (30) days prior to the applicable anniversary date. The Executive shall have the right to terminate the Agreement upon thirty (30) days prior written notice to the Company. The Company shall have the right to terminate the Agreement upon ninety (90) days’ notice after the ninth (9th) month of the Initial Term, in which case Executive will be entitled to compensation for the balance of the year including contractual bonus for the calendar year. No bonus shall accrue if Executive exercises his right to terminate the agreement before the completion of a given 12 month calendar year. In the event this Employment Agreement is terminated by either party for any reason (the “Termination Date”) the Consulting Agreement attached as Exhibit A shall immediately commence and there shall be no gap in the provision of Services to the Company as defined in the Company’s Incentive Equity Plan of 2017.
5.    Termination of BVI Employment Agreement. The Parties agree that on the Effective Date, the BVI Employment Agreement shall terminate as of December 15, 2021 and be of no further force or effect.
6.    Miscellaneous. Except as provided herein, the terms of the Original Employment Agreement shall remain in full force and effect. The Original Employment Agreement (together with Exhibit A to the Original Employment Agreement), as amended hereby, constitutes the entire agreement between the Parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both Parties hereto.
7.     Prior Travel and Entertainment expense claims. Executive shall be reimbursed for prior travel related expenses incurred performing Executive’s duties as Chief Financial Officer, provided, where applicable, receipts are furnished for these expenses.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Original Employment Agreement as of the day and year first above written.

BIOHAVEN PHARMACEUTICAL, INC.
By:	/s/ Vladimir Coric
Name: Vladimir Coric
Title: Chief Executive Officer and Director

EXECUTIVE
By:	/s/ Jim Engelhart
James Engelhart

EXHIBIT A

ENGELHART CONSULTING AGREEMENT

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSULTING AGREEMENT

    This Consulting Agreement (“Agreement”) is dated as of December 14, 2021 to go into effect as set forth in Section 7 of this Agreement (the “Effective Date”) by and among James Engelhart (“Consultant”) and Biohaven Pharmaceutical, Inc., a Delaware corporation (“Biohaven”). Biohaven and Consultant are sometimes referred to collectively as the “Parties” and individually as a “Party” to this Agreement.
RECITALS
    WHEREAS, Consultant and Biohaven had previously entered into that certain Employment Agreement dated as of May 5, 2017, as amended (the “DE Employment Agreement”) which governed Consultant’s employment relationship with Biohaven;
WHEREAS, Consultant and Biohaven Pharmaceutical Holding Company Ltd., a company formed under the laws of the Territory of the British Virgin Islands and the ultimate parent company of Biohaven (“BHVN”), had previously entered into that certain Employment Agreement dated as of March 8, 2016 (the “BVI Employment Agreement”) which governed Consultant’s employment relationship with BHVN;
WHEREAS, the Parties mutually desire to change the employment relationship to that of a consultant pursuant to the terms and conditions of this Agreement;
WHEREAS, Consultant has significant knowledge and experience in the financial, tax and economic substance area for pharmaceutical companies (the “Covered Services”), and Biohaven would like Consultant to assist in its evaluation of opportunities, including new products and compounds, with the Covered Services.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:
    1.    Biohaven hereby engages Consultant to render the Covered Services for up to eight (8) hours each week during the Term (as defined in Section 7 herein) and such additional hours as may be mutually agreed by Consultant and Biohaven from time to time (the “Services”).
    2.    As full and complete consideration for Consultant’s Covered Services, Biohaven shall pay Consultant as consideration as follows:
(a)    A weekly amount of Three Thousand Six Hundred Dollars ($3,600.00), plus an amount equal to Four Hundred Fifty Dollars ($450.00) per hour for any Services worked by Consultant in excess of eight (8) hours per week, all payable at the normal pay intervals for Biohaven’s other employees; provided, that after January 1, 2024 Consultant will be paid only for hours actually worked and no longer receives the weekly minimum stated above;
(b)    A travel stipend in the amount of Four Hundred Dollars ($400.00) per day for travel in the United States, Bermuda, Ireland and Canada;
(c)    Consultant shall be reimbursed for reasonable travel, meals and accommodation expenses actually incurred by Consultant; provided, that Consultant has received the prior written consent to such travel by Biohaven;

(d)    All of Consultant’s existing options and restricted Share units that have been previously granted or will be granted to Consultant by Biohaven shall remain outstanding in accordance with their terms and shall continue to vest during the Term. Biohaven represents and agrees that the Covered Services and the Services provided by Consultant pursuant to this Agreement constitute continued services under all applicable equity plans and agreements. In addition to the foregoing, by execution of this Agreement, Biohaven and Consultant hereby agree that all existing option and RSU grants from Biohaven to Consultant are hereby amended to provide for an exercise period of up to one (1) year after the later of the termination of this Agreement or a later cessation of services by Consultant to Biohaven or any related entities but in no event after the ten (10) year expiration of the applicable option; and
(e)    Consultant shall either continue to receive the same medical insurance benefits that Consultant most recently received as an employee with Biohaven or, if different plans are then provided to executive officers, he shall receive a comparable plan to such executive officers, including medical and dental coverage, with Biohaven paying the same portion of all premiums for such benefits as it paid as an employer immediately prior to the Effective Date.
    3.    Consultant acknowledges and agrees that all of the inventions, discoveries, developments, improvements, techniques, designs and data which Consultant conceives of, reduces to practice or otherwise creates while performing the Covered Services and the Services during the Term, and which either utilize any of Biohaven’s Confidential Information, are made at the request or direction of Biohaven or are made in conjunction with any other Biohaven employees or assets (the “Material”) are works made for hire for Biohaven and owned by Biohaven. Accordingly, Biohaven shall be considered the author and, at all stages of completion, the sole and exclusive owner of the Material and have all right, title and interest therein (the “Rights”). The Rights shall include, without limitation, all copyrights, trademarks, patents, intellectual property, trade secrets and any and all other ownership and exploitation rights in the Material now or hereafter recognized in any and all territories and jurisdictions including, by way of illustration, the right to exploit the Material throughout the universe in perpetuity in all media, markets, languages and in any manner now known or hereafter devised. If under any applicable law the fact that the Material is a work made for hire is not effective to place authorship and ownership of the Material and all rights therein in Biohaven, then to the fullest extent allowable and for the full term of protection otherwise accorded to Consultant under such applicable laws, Consultant hereby assigns and transfers to Biohaven the Rights and, in connection therewith, any and all right, title and interest of Consultant in the Material, the Work and any other works now or hereafter created containing the Material. Notwithstanding the foregoing, the Material and Rights referenced above are solely related to new information and ideas that are developed by Consultant for Biohaven during the Term in conjunction with the provision of the Covered Services and Services and do not limit in anyway the Consultant’s ownership or use of his current knowledge, ideas and abilities as long as they did not originate or were derived from the Material and Rights without the written consent from Biohaven.
    4.    Consultant shall, upon reasonable request and at Biohaven’s expense, execute, acknowledge and deliver to Biohaven any and all documents Biohaven may deem reasonably necessary or desirable to evidence the Rights and assist Biohaven, at Biohaven’s expense, in filing for any and all copyrights, trademarks, patents, intellectual property, trade secrets and any and all other ownership and exploitation rights in the Material related to the Rights.
    5.    Consultant hereby represents and warrants that: (a) the Covered Services and Services provided by Consultant do not, and will not, violate any third party rights or any agreement in favor of a third party; (b) the results and products of Consultant’s Covered Services
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and Services and the use thereof by Biohaven do not, and will not, violate any non-disclosure or other contractual obligation of Consultant to any third party and are not the subject of any litigation or claim that might give rise to litigation; and (c) Consultant has all necessary rights, power and authority to enter into this Agreement and provide the Covered Services and Services to Biohaven.
    6.    Consultant shall defend, indemnify and hold harmless Biohaven and its affiliates, and its officers, directors, shareholders, employees and agents (each, a “Biohaven Indemnified Party”) from and against any and all claims which any Biohaven Indemnified Party may suffer or incur as a result of or which arises under, in connection with or pursuant to or is based upon any claim (a) arising from any intentional, reckless or grossly negligent act of Consultant first occurring and only having occurred after the date hereof; (b) arising from any intentional, reckless or grossly negligent omission of Consultant first failing to occur and only having failed to occur after the date hereof; or (c) alleging any material breach by Consultant of any of his obligations, representations or warranties herein. This Agreement is personal to Consultant and may not be assigned by Consultant. Any purported assignment of rights or delegation of duties by Consultant shall be deemed void from the outset. Biohaven may assign this Agreement.
    7.    Term. The initial term of this Agreement shall commence immediately upon the termination of the DE Employment Agreement, as amended, and shall continue until December 31, 2024 (the “Initial Term”) and shall thereafter automatically renew for twelve (12) month periods (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either party was provided written notice of non-renewal at least thirty (30) days prior to the applicable anniversary date.
    8.    Consultant acknowledges that Consultant may have access to and become acquainted with various trade secrets and confidential information of Biohaven which are used in connection with the business and intended business of Biohaven (individually and collectively the “Confidential Information”). Consultant shall not disclose any Confidential Information, directly or indirectly, or use it in any way, except as authorized in writing in advance by Biohaven. The Confidential Information shall not include any information that is generally available to the public through no breach of this Agreement by Consultant, or that is independently developed by Consultant while not providing the Covered Services without use of or reference to the Confidential Information. Further, nothing herein shall restrict Consultant from disclosing the Confidential Information to the extent required by judicial process after seeking guidance from the Company legal advisors in connection with any judicial, regulatory or administrative investigation, process or proceeding. All files, records, documents, drawings, specifications, equipment and similar items embodying the Confidential Information, whether prepared by Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of Biohaven. Consultant hereby acknowledges that the Confidential Information is proprietary and a valuable asset of Biohaven. Consultant shall take all steps necessary to prevent any disclosure of the Confidential Information to any person or entities. Upon the completion of Consultant’s business dealings with Biohaven, Consultant shall immediately return to Biohaven all original and duplicate copies of the Confidential Information and any related information.
    9.    Consultant acknowledges that he is an independent contractor and that he shall only be provided with the benefits expressly set forth in this Agreement and shall not be entitled to any additional benefits that may be provided by Biohaven to Biohaven’s employees generally. Consultant further acknowledges that he does not have the unilateral right, power or authority to bind, contract for or on behalf of Biohaven or otherwise act on Biohaven’s behalf.
    10.    As of the Effective Date, Consultant irrevocably confirms that he has no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against Biohaven, or its directors, officers, employees or shareholders (excluding any amounts for the current payroll cycle that are due as of the
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Effective Date and payable in the next regular payroll thereafter). To the extent that any such claims may exist as of the Effective Date, Consultant irrevocably and unconditionally waives it or them and releases Biohaven and its directors, officers, employees and shareholders from any liability in respect thereof. As of the Effective Date, Biohaven also irrevocably confirms that it has no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Consultant. To the extent that any claims may exist as of the Effective Date, Biohaven irrevocably and unconditionally waives it or them and releases the Consultant from any liability in respect thereof.
    11.    This Agreement shall be governed by the internal laws of the State of Connecticut without regard to its conflict of laws provisions. This Agreement sets forth the complete understanding of the Parties with respect to the subject matter and may be modified only by written agreement signed by the Parties. This Agreement supersedes and replaces the DE Employment Agreement and the BVI Employment Agreement which shall be of no further force or effect.
The signature of the Parties in the spaces provided below will confirm their agreement to the foregoing.

BIOHAVEN PHARMACEUTICAL, INC.
By:	/s/ Vladimir Coric
Name: Vladimir Coric
Title: Chief Executive Officer and Director

CONSULTANT
By:	/s/ Jim Engelhart
James Engelhart
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